Exhibit 4.30

THIRD SUPPLEMENTAL LETTER

To:	POLYARISTI NAVIGATION CO.

EFPLOIAS SHIPPING CO. and

AMORITA DEVELOPMENT INC.

each of 80 Broad Street

Monrovia

Republic of Liberia

From:	ABN AMRO BANK N.V.

93 Coolsingel

3012 AE Rotterdam

Netherlands

HSH NORDBANK AG

Gerhart Hauptmann Platz 50

D-20095 Hamburg

Germany

ITF INTERNATIONAL TRANSPORT FINANCE SUISSE AG

Wasserwerkstrasse 12

CH-8006 Zurich

Switzerland

13 June 2016

Dear Sirs

We refer to a loan agreement dated 6 May 2011 (as amended and restated by two amending and restating agreements dated 9 August 2012 and 9 August 2013, respectively and as further amended and supplemented by a supplemental agreement dated 25 November 2014, a supplemental and release agreement dated 25 June 2015 and two supplemental letters dated 6 May 2016 and 20 May 2016 respectively, the “Loan Agreement”) and made between (i) Polyaristi Navigation Co., Efploias Shipping Co. and Amorita Development Inc. as joint and several borrowers (the "Borrowers"), (ii) the banks and financial institutions listed in schedule 1 therein as lenders (the "Lenders"), (iii) ABN AMRO Bank N.V. as agent (in such capacity, the "Agent"), first swap bank, underwriter and security trustee and (iv) HSH Nordbank AG as second swap bank, to in respect of a loan facility in an amount of (originally) up to US$100,000,000.

Words and expressions defined in the Loan Agreement shall have the same meaning when used in this Letter unless the context may otherwise require and for the purposes of this Letter:

"Amendment Documentation" means the amending and supplementing documentation in respect of the restructuring of the Loan in accordance with the terms of the Indicative Term Sheet dated 27 May 2016 in the Agreed Form.

"Deferred Date" means the date falling on the earlier of (i) 24 June 2016 and (ii) the date on which the Amendment Documentation is signed by all parties thereto.

"Deferred Repayment Instalments" mean the repayment instalments in respect of the Tranches used to finance "MALE", "BOX VOYAGER" and "BOX TRADER" in the aggregate amount of $1,925,000 due and payable on the Effective Date.

"Effective Date" means 10 June 2016.

We also refer to the recent discussions between us in which you have requested that the Creditor Parties consent to the deferral of the Deferred Repayment Instalments until the Deferred Date (the "Deferral") with effect from the Effective Date.

1	Agreement

1.1	In consideration of the sum of US$1 and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged), the Creditor Parties hereby agree to the Deferral from the Effective Date subject to:

(a)	receipt of a copy of this Letter duly executed by the parties to it; and

(b)	the Security Parties executing the acknowledgement to this Letter confirming their agreement to the terms and conditions of the same.

1.2	The failure of the Borrowers to pay the Deferred Repayment Instalments on or prior to the Deferred Date shall constitute an immediate Event of Default pursuant to clause 18.1(a) of the Loan Agreement.

2	REPRESENTATIONS AND WARRANTIES

2.1	The Borrowers hereby represent and warrant to the Agent that (a) the representations and warranties contained in clause 10 of the Loan Agreement are true and correct on the date of this Letter as if all references therein to "this Agreement" were references to the Loan Agreement as supplemented by this Letter; and (b) this Letter comprises the legal, valid and binding obligations of the Borrowers enforceable in accordance with its terms.

3	COUNTERPARTS

3.1	This Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one Letter.

4	LOAN AGREEMENT

4.1	The Borrowers hereby agree with the Agent that, notwithstanding our consent to the Deferral, all other provisions of the Loan Agreement and the other Finance Documents remain in full force and effect.

4.2	This Letter shall constitute a Finance Document for all purposes under the Loan Agreement and the other Finance Documents.

5	notices

5.1	Clause 28 (notices) of the Loan Agreement shall extend and apply to this Letter as if the same were (mutatis mutandis) herein expressly set forth.

6	Governing law

6.1	This Letter shall be governed by and construed in accordance with English law and clause 31 (law and jurisdiction) of the Loan Agreement shall extend and apply to this Letter as if the same were (mutatis mutandis) herein expressly set forth.

Please confirm your acceptance to the foregoing terms and conditions by signing the acceptance at the foot of this Letter.

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Yours faithfully

for and on behalf of
ABN AMRO BANK N.V.

for and on behalf of
ITF INTERNATIONAL TRANSPORT FINANCE SUISSE AG

for and on behalf of
HSH NORDBANK AG

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Accepted and agreed

BORROWERS

for and on behalf of
POLYARISTI NAVIGATION CO.

for and on behalf of
EFPLOIAS SHIPPING CO.

for and on behalf of
AMORITA DEVELOPMENT INC.

COLLATERAL OWNERS

for and on behalf of
ROSETTA NAVIGATION CORP. LIMITED

for and on behalf of
TRITON SHIPPING LIMITED

Dated 13 June 2016

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COUNTERSIGNED this 13th day of June 2016 for and on behalf of each Security Party which, by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of the above letter (the "Supplemental Letter"), that it agrees in all respects to the same and that the Finance Documents to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrowers under the Loan Agreement and the Master Agreements (each as amended and supplemented by the Supplemental Letter).

for and on behalf of
BOX SHIPS INC.

for and on behalf of
ALLSEAS MARINE S.A.

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